MATTERS SUBMITTED TO A VOTE OF SHAREHOLDERS
RESULTS OF COMPLEX-WIDE SHAREHOLDER MEETING
October 31, 2006
(Unaudited)

At a special meeting of shareholders of Phoenix Investment
Series Fund (the "Trust") held on October 31, 2006, shareholders voted on the following proposals:

1.	To elect eleven Trustees to serve on the Board of
Trustees until the next meeting of shareholders at which Trustees are elected (Proposal 1).

2.	To ratify the appointment of PricewaterhouseCoopers
LLC as the independent registered public accounting firm for the Trusts (Proposal 7).


Number of Eligible Units Voted:

                               For			Against
1.	Election of Trustees

E. Virgil Conway           231,413,453		6,039,206
Harry Dalzell-Payne        230,057,616		7,395,043
Daniel T. Geraci           231,572,357		5,880,303
Francis E. Jeffries        231,279,608		6,173,051
Leroy Keith, Jr.           231,385,382		6,067,278
Marilyn E. LaMarche        230,193,464		7,259,196
Philip R. McLoughlin       231,481,088		5,971,572
Geraldine M. McNamara      231,527,788		5,924,871
James M. Oates             231,592,273		5,860,386
Richard E. Segerson        231,507,980		5,944,680
Ferdinand L. J. Verdonck   231,380,776		6,071,884


2.	To ratify the appointment of PricewaterhouseCoopers LLC as
the independent registered public accounting firm

          For            Against              Abstain
      229,723,385       3,178,807            4,550,467